CERTIFICATE OF THE SECRETARY OF

MEDALLION FINANCIAL CORP.

I, Marie Russo, hereby certify that I am the Secretary of Medallion Financial Corp., a Delaware corporation (the “Company”), and in such capacity, I hereby certify as follows:

1.	This certificate is being delivered to the Securities and Exchange Commission (the “SEC”) in connection with the filing of the Company’s fidelity bond (the “Bond”) pursuant to Rule 17g-1 of the Investment Company Act of 1940, as amended, and the SEC is entitled to rely upon this certificate for purposes of the filing.

2.	I am the duly elected, qualified and acting Secretary of the Company, and have custody of the corporate records of the Company and am a proper officer to make this certification.

3.	Attached hereto as Exhibit A is a copy of the resolutions approved by the Board of Directors of the Company, including a majority of the Board of the Directors who are not “interested persons” of the Company, approving the form and amount of the Bond.

4.	Premiums have been paid for the period from November 11, 2007 to November 11, 2008.

IN WITNESS WHEREOF, I have executed this Certificate as of the 13th day of November, 2007.

/s/ Marie Russo
Marie Russo
Secretary

Exhibit A

FORMS OF RESOLUTIONS

November 1, 2007

Fidelity Bond

RESOLVED, that the form and amount of the fidelity bond as previously described to the Board is hereby approved by the Board, including a majority of the Board who are not “interested persons” of the Company, as required by Rule 17g-1 under the Investment Company Act of 1940 (“Rule 17g-1”).

RESOLVED, that the Chief Compliance Officer of the Company be, and hereby is, designated as the party responsible for making the necessary filings and giving the notices with respect to the fidelity bond as required by paragraph (g) of Rule 17g-1.

General Ratification and Authorization

RESOLVED, that all actions taken and all agreements, instruments, reports and documents executed, delivered or filed through the date hereof by the officers of the Company in the name and on behalf of the Company, in connection with the foregoing resolutions, are hereby approved, ratified and confirmed in all material respects; and

FURTHER RESOLVED, that the officers of the Company be and each is hereby authorized, empowered and directed to do and perform such acts and things which such officer deems necessary or desirable to carry out the foregoing resolutions, with such modifications, revisions, amendments or further agreements, instruments, or documents as such officer, in his or her discretion may deem necessary or desirable and in the best interest of the Company, and such officer’s taking of any such action, for and on behalf and in the name of the Company, and such officer’s execution, delivery and filing, for and on behalf and in the name of the Company, of any such agreement, instrument or document shall be conclusive evidence that he or she did so deem the same to be necessary or desirable and in the best interest of the Company.